                                                                  EXHIBIT 10.4.9
                      NINTH AMENDMENT TO CREDIT AGREEMENT

         This NINTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made and entered into as of April 11, 2003 by and among PRIVATE BUSINESS, INC., a Tennessee corporation (the "Borrower") and FLEET NATIONAL BANK, as the Initial Issuing Bank, the Swing Line Bank and as Administrative Agent for the Lenders under the Credit Agreement dated as of August 7, 1998 (the "Administrative Agent"), (as amended and modified from time to time, the "Credit Agreement"). All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement and the related Loan Documents.

         WHEREAS, the Borrower has notified the Administrative Agent that certain Events of Default have occurred and are continuing;

         WHEREAS, Borrower has requested that the Administrative Agent and the Required Lenders each waive such Events of Default which were disclosed to the Lenders prior to the Amendment Closing Date (as defined below) (including, without limitation, any Event of Default under the financial covenants set forth in Article 8 of the Credit Agreement with respect to the fiscal periods ended December 31, 2002 and March 31, 2003) and amend certain provisions of the Credit Agreement, and the Administrative Agent and the Required Lenders are willing to do so on the terms and conditions hereinafter set forth;

         WHEREAS, the Borrower has requested the Administrative Agent and the Required Lenders to further amend the Credit Agreement to incorporate, among other things, the terms set forth herein. This Amendment shall provide for the waiver of all existing defaults and/or Events of Default;

         WHEREAS, the Borrower, the Administrative Agent and the Required Lenders agree to amend the Credit Agreement, subject to the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement is hereby amended as follows:

         (a) Section 1.1 is hereby amended by inserting in correct alphabetical order each of the following new definitions:

               "Amendment Closing Date" means April 11, 2003 the date on which the conditions precedent set forth in Section 2 shall have been satisfied or waived in accordance therewith.

               "Budget" means a budget and Cash Flow Forecast of the Borrower's anticipated cash receipts and disbursements for such period as required by the Administrative Agent and the Required Lenders from time to time, and which shall reflect the anticipated use of the Revolving Credit Advances, if applicable, and which budget and Cash Flow Forecast shall be in form and substance acceptable to the Agent and the Required Lenders.

               "Capital Event" means (i) any issuance or sale of equity securities or junior debt securities or instruments, (ii) any Asset Disposition or (iii) any combination of events identified in clauses
          (i) and (ii) above, in any case, on terms and conditions satisfactory to the Administrative Agent and the Required Lenders, that shall result in a payment in cash to the Lenders not less than $20,000,000.

               "Cash Flow Forecast" shall have the meaning as set forth in
          Section 7.23.

               "Documentation Benchmark" means the execution and delivery by the Borrower and a bona fide third party of one or more definitive agreements (e.g., a purchase and sale agreement, an executed letter of intent or other similar agreement) in respect of a Capital Event.

               "Eligible Receivables" means, subject to the terms and conditions of this Agreement and at any date of determination, the portion of Borrower's invoiced accounts arising in the ordinary course of the Borrower's business to a Person which is not an Affiliate or controlled by an Affiliate of Borrower ("Account Obligor") that the Administrative Agent determines in its sole discretion is eligible. An account shall not be deemed an Eligible Receivable unless such account is subject to Administrative Agent's perfected first priority security interest and no other lien, encumbrance, or security interest, evidenced by an invoice or other documentary evidence satisfactory to Agent, payable in U.S. dollars to the Borrower from the Account Obligor. Without limiting the generality of the foregoing, without the prior written consent of Administrative Agent, no account shall be an Eligible Receivable if:

               (i) such account has outstanding amounts due and payable to Borrower more than ninety (90) days after the invoice date relating thereto;

               (ii) the Account Obligor is the United States of America, or any state, or any department, agency, instrumentality or subdivision thereof; provided, however, if Borrower executes and delivers to Agent assignment documents, with respect to the assignment of government claims to the satisfaction of Administrative Agent, Administrative Agent will consider such account for eligibility;

               (iii) the Account Obligor is subject to bankruptcy, receivership or similar proceedings or is insolvent;

               (iv) the account is subject to any dispute, prior assignment, claim, lien, subrogation rights, or security interest, or subject to any levy or setoff;

               (v) Administrative Agent has notified the Borrower that the account or the Account Obligor is unsatisfactory or unacceptable (which Administrative Agent reserves the right to do in its sole discretion at any time);

               (vi) the account is due and owing from an Affiliate, employee, officer, or director of Borrower;

               (vii) the account is a contra account;

               (viii) the Account Obligor has a credit history unsatisfactory to Administrative Agent;

               (ix) the account is subject to a retainage amount;

               (x) the Account Obligor is a Person located outside the United States of America; or

               (xi) the account when combined with the billed accounts receivable from a single Account Obligor shall in the aggregate be in excess of the lesser of (a) five percent (5.0%) of the then aggregate amount of the outstanding Revolving Credit Advances or (b) $200,000; provided, however, if such amount in excess thereof shall be approved by Administrative Agent in its sole discretion, on a case by case basis, upon written request of Borrower and subject to Administrative Agent's review of the two most recent years of payment history and financial condition of such Account Obligor as of the date of determination, then such limitations in this (xi) shall not apply; provided, further, that in such event only the excess shall be deemed not an Eligible Receivable."

               "Revolving Credit Borrowing Base" means, at any date of determination, (i) sixty percent (60%) of the aggregate amount of Eligible Receivables on such date, less (ii) certain reserves established by the Administrative Agent in its sole discretion from time to time.

               "Revolving Credit Borrowing Base Certificate" means a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit A hereto otherwise acceptable to the Administrative Agent in form and substance.

               "Revolving Credit Facility Availability" means, at any time of determination, the (i) lesser of the Revolving Credit Facility or the Revolving Credit Borrowing Base minus (ii) the aggregate amount of the Revolving Credit Advances.

         (b) Section 1.1 of the Credit Agreement is amended by restating each of the following definitions appearing in Section 1.1 in its entirety as follows:

               "Total Revolving Commitment" The sum of the Commitments of the Lenders labeled "Revolving Commitments" as set forth on Schedule 1 of the Credit Agreement and in effect from time to time. Effective as of the Amendment Closing Date, attached hereto is a revised Schedule 1 to the Credit Agreement. As of the Amendment Closing Date, the Total Revolving Commitment is reduced to $3,000,000."

         (c) Section 1.1 of the Credit Agreement is amended by amending the definition of "Applicable Margin" to read in its entirety:

               "Applicable Margin" means at any time and from time to time a percentage per annum determined pursuant to the applicable Fiscal Year, as set forth in the table below:

                                APPLICABLE MARGIN



                              REVOLVING CREDIT ADVANCES AND                        TERM B ADVANCES
                                     TERM A ADVANCES
                           ------------------------------------          ------------------------------------
                           Eurodollar Rate           Prime Rate          Eurodollar Rate           Prime Rate
      Fiscal Year             Advances                Advances               Advances               Advances
      ----------           ---------------           ----------          ---------------           ----------
        2003                    4.00%                  2.75%                 4.50%                   3.50%
        2004                    5.00%                  3.75%                 5.50%                   4.50%
        2005                      n/a                    n/a                 5.50%                   4.50%
        2006                      n/a                    n/a                 5.50%                   4.50%



         (d) Section 2.1(c) of the Credit Agreement is amended to read in its entirety:

               "(c) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Revolving Credit Advance") to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an amount for each such Advance not to exceed such Lender's Unused Revolving Credit Commitment at such time; provided, however, that no Revolving Credit Lender shall have any obligation to make a Revolving Credit Advance under this Section 2.1(c) to the extent such Revolving Credit Advance would cause the aggregate amount of Revolving Credit Advances outstanding (after giving effect to any immediate application of the proceeds thereof) plus (ii) Swing Line Advances outstanding, plus
          (iii) Letter of Credit Advances outstanding, plus (iv) the aggregate Available Amount of all Letters of Credit then outstanding to exceed the lesser of (a) the Revolving Credit Facility or (b) the Revolving Credit Borrowing Base, subject to reserves established in the sole discretion of the Administrative Agent from time to time hereunder. Each Revolving Credit Borrowing shall be in an aggregate amount of $400,000 or an integral multiple of $100,000 (other than, in each case, a Borrowing, the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, repay and reborrow Revolving Credit Advances.

         (e) Section 2.6(b) of the Credit Agreement is amended to read in its entirety:

               "(b) Mandatory.

                    (i) Within ninety (90) days following the end of each Fiscal Year, the Borrower shall execute and deliver to the Administrative Agent a certificate of the Borrower's Chief Executive Officer or Chief Financial Officer demonstrating its calculation of Excess Cash Flow for such Fiscal Year along with a prepayment of the then outstanding Advances equal to one hundred percent (100%) of the annual Excess Cash Flow.

                    (ii) Within fifteen (15) days after receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds from Asset Dispositions, the Borrower shall prepay the then outstanding Advances in an amount equal to one-hundred percent (100%) of such Net Cash Proceeds in any Fiscal Year.

                    (iii) Within fifteen (15) days after receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds from any Debt Issuance or Equity Issuance, the Borrower shall prepay the then outstanding Advances in an amount equal to, with respect to any (x) Debt Issuance and (y) Equity Issuance, one hundred percent (100%) of such Net Cash Proceeds.

                    (iv) Within fifteen (15) days after receipt of Net Cash Proceeds by any Loan Party or any of its Subsidiaries from any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries and not otherwise included in clause (i), (ii) or (iii) above, the Borrower shall prepay the then outstanding Advances in an amount equal to one hundred percent (100%) of such Net Cash Proceeds in the aggregate.

                    (v) Each prepayment made pursuant to clause (i), (ii), (iii) or (iv) shall be applied to prepay the Facilities in the following manner: first, ratably to the Term A Facility and the Term B Facility, and ratably to each unpaid installment of principal of each of the Term Facilities until such installments are paid in full; second, to prepay Swing Line Advances then outstanding until such Advances are paid in full; third, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full; fourth, to prepay Revolving Credit Advances then outstanding (whereupon the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.5(b)(iii)) until such Revolving Credit Advances are paid in full; and fifth, deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. The portion of each such application allocable to Eurodollar Rate Advances may, at the option of the Borrower (A) be applied to prepay such Advances immediately, even if such application shall occur on other than the last day of an applicable Interest Period (in which case the Borrower shall pay the amounts provided for in Section 11.4(c)) or (B) be deposited in the Prepayment Account and applied on the last day of the applicable Interest Periods to prepay the Eurodollar Rate Advances that would otherwise have been prepaid by the amounts deposited in the Prepayment Account. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash.

          Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable. The amount remaining (if any) after the required prepayment of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being referred to herein as the "Reduction Amount") may be retained by the Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable. Upon the termination of all of the Commitments and the indefeasible payment in full of all Obligations, including, without limitation, termination or expiration of all Letters of Credit and the indefeasible payment in full of all Obligations in respect of all Letters of Credit, then all amounts remaining on deposit in the L/C Cash Collateral Account shall be returned to the Borrower.

                    (vi) The Borrower shall, within fifteen (15) days following the end of each month in each Fiscal Year, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

                    (vii) At any time that the aggregate amount of Revolving Credit Advances plus Swing Line Advances, plus Letter of Credit Advances, plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Revolving Credit Facility, the Borrower shall immediately repay Revolving Credit Advances to the extent necessary to reduce the principal balance of Revolving Credit Borrowings to an amount equal to or less than the Revolving Credit Availability.

                    (viii) The foregoing notwithstanding, the provisions of this
          Section 2.6(b) shall not be construed to permit any Equity Issuance, Debt Issuance or Asset Disposition otherwise prohibited under the terms of this Agreement."

         (f) Section 2.7(a) of the Credit Agreement is amended to read in its entirety:

               "(a) Scheduled Interest. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                    (i) Prime Rate Advances. During such periods as such Advance is a Prime Rate Advance, a rate per annum equal at all times to the sum of (x) the Prime Rate in effect from time to time plus (y) the Applicable Margin for such Advance in effect from time to time, payable in arrears monthly on the last day of each month during such periods and on the date such Prime Rate Advance shall be Converted or paid in full. Notwithstanding the foregoing, if, at any time hereunder, the sum of (x) and (y) shall equal a rate per annum less than 5.50%, then the rate per annum for such Prime Rate.

          Advance shall be the rate of 5.50% until such time as the sum of (x) and (y) shall exceed 5.50%.

                    (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin for such Advance in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full. Notwithstanding the foregoing, if, the sum of (x) and (y) for such Interest Period shall equal a rate per annum less than 5.50%, then the rate per annum for such Eurodollar Rate Advance for such Interest Period shall be the rate of 5.50%."

         (g) Section 2.8(a) of the Credit Agreement is hereby amended to read it is entirety:

               "(a) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, commitment fees, from the Amendment Closing Date in the case of each Lender until the Revolving Credit Termination Date payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing on June 30, 2003, and on the Revolving Credit Termination Date at a rate per annum equal to 0.50% per annum on the average daily Unused Revolving Credit Commitment of such Lender. For purposes of this clause (a), Swing Line Advances shall not constitute utilization of the Revolving Credit Commitments of the Revolving Credit Lenders."

         (h) Section 3.2 of the Credit Agreement is amended to include a new subsection 3.2(c) as follows:

               "(c) A Revolving Credit Borrowing Base Certificate shall have been submitted to the Administrative Agent, in form and substance otherwise acceptable to the Administrative Agent."

         (i) Section 6.2 of the Credit Agreement is amended by deleting the section appearing therein and replacing it in its entirety with the following:

               "SECTION 6.2 Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, other than:

               (a) In the case of the Borrower, Debt incurred pursuant to the Loan Documents;

               (b) In the case of any of the Subsidiaries of the Borrower, Debt owed to the Borrower or to a wholly-owned Subsidiary of the Borrower; provided, that such Debt shall be evidenced by a promissory note, such promissory note shall be pledged to the

          Administrative Agent pursuant to the terms of the Security Agreement and there shall be no restrictions whatsoever on the ability of such Subsidiary to repay such Debt;

               (c)  In the case of the Borrower and any of its Subsidiaries:

                    (i) Debt (A) secured by Liens permitted by Section 6.1(d)
               and (B) Capitalized Leases, collectively not to exceed in the amount set forth on Schedule 6.2(c);

                    (ii) endorsement of negotiable instruments for deposit or
               collection or similar transactions in the ordinary course of business;

                    (iii) Unsecured Debt not to exceed $1,000,000 at any time
               outstanding;

                    (iv) the Surviving Debt not exceed the amount set forth on
               Schedule 6.2(c)(iv);

                    (v) any unsecured insurance premium financing; and

                    (vi) Debt incurred pursuant to a Capital Event; provided,
               however, such Debt shall have been approved by the Required Lenders."

         (j) Section 6.4(c) of the Credit Agreement is hereby amended by deleting the section appearing therein and replacing in its entirety the following"

               "(c) Acquire or permit any Subsidiary to acquire all or substantially all of the assets of any other Person (including capital stock)."

         (k) Section 6.6 of the Credit Agreement is hereby amended by deleting the section appearing therein and replacing in its entirety the following:

               "SECTION 6.6 Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

               (a) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof and described on Schedule 6.6(a);

               (b) Loans and advances to officers and other employees in the ordinary course of the business (including, without limitation, to permit such officers and employees to purchase restricted stock of the Borrower) of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $236,484.47 as set forth on Schedule 6.6(b) (the "Officer Loan Limitation"), which amount shall be reduced by all payments of principal thereunder, and, further, which amounts repaid thereunder shall reduce the Officer Loan Limitation by such amount;

               (c) Investments by the Borrower and its Subsidiaries in Cash Equivalents in an aggregate amount not to exceed $1,200,000 and which Investments shall be maintained in accounts each subject to the execution of an account control agreement in favor of the Administrative Agent for the benefit of the Lenders;

               (d) Investments consisting of intercompany Debt permitted under
          Section 6.2(b);

               (e) Investments existing on the Closing Date and described on
          Schedule 6.6(f) hereto;

               (f) Investments by the Borrower and its Subsidiaries in deposit accounts opened in the ordinary course of business, provided however, such deposit accounts are opened and exist subject to the terms of an account control agreement otherwise acceptable to the Administrative Agent in form and substance;

               (g) Investments by the Borrower and its Subsidiaries in joint ventures existing as of the Amendment Closing Date as set forth on
          Schedule 6.6(g); and

               (h) Investments consisting of accounts receivable in the ordinary course of business."

          (l) Section 6.7 of the Credit Agreement is hereby amended by deleting the section appearing therein and replacing in its entirety the following:

               "SECTION 6.7 Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, rights, obligations or securities to its stockholders as such or issue or sell any rights to acquire such capital stock, or permit any of its Subsidiaries to do any of the foregoing or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock; provided, however, that nothing contained in this Section shall prohibit an issuance of Company stock in exchange for interests in any Subsidiary owned by an employee as a result of any employee benefit program."

          (m) Section 6.11 of the Credit Agreement is hereby amended by deleting the section appearing therein and replacing it in its entirety with the following:

               SECTION 6.11 Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof
          (a) in any manner, or make any payment in violation of any subordination terms of, any Debt, other than the prepayment of the Advances in accordance with the terms of this Agreement, or (b) permit any of its Subsidiaries to do any of the foregoing other than to repay any Debt payable to the Borrower.

          (n) Section 6 of the Credit is hereby amended by adding the following new section:

               "SECTION 6.20 Management Compensation. Pay, or permit any of its Subsidiaries to pay a bonus or other incentive compensation to any member of senior management of the Borrower or any of its Subsidiaries.

          (o) Section 7.2 of the Credit Agreement is hereby amended to replace the words "within thirty (30) days after the end of each month which is not a fiscal quarter end, "within twenty two (22) days after the end of each month".

          (p) Section 7 of the Credit Agreement is hereby amended by: (a) adding the following new sections:

               "SECTION 7.21 Revolving Credit Borrowing Base Certificate. On or before the first Wednesday of each month, a Revolving Credit Borrowing Base Certificate detailing the Revolving Credit Borrowing Base as of the last Business Day of the preceding month, and, further, at such times and for such periods as the Administrative Agent shall request.

               SECTION 7.22 Cash Flow Forecast. As soon as available and in any event within twenty two (22) days after the end of each month, in a form otherwise acceptable to the Administrative Agent in its sole discretion, a copy of a Budget and a rolling thirteen (13) week cash flow forecast (the "Cash Flow Forecast") which Cash Flow Forecast shall include the following:

               (a) the actual beginning cash balance and ending cash balance for the immediately preceding month (reflecting the closing available balance on the last Business Day of the immediately preceding month) of all commercial bank deposit accounts of Borrower;

               (b) the actual cash collections and cash disbursements for the immediately preceding month, on a weekly basis, as of the close of business as of the last Business Day and on a cumulative basis;

               (c) a comparison of the actual cash collections and cash disbursements for the immediately preceding month, on a weekly basis, with the amounts reflected on the Cash Flow Forecast for such month, on a weekly basis, with a variance to the related Budget; and

               (d) a forecast of all cash collections and cash disbursements for each week on a rolling forward thirteen-week basis.

          and (b) renumbering Section 7.21 as follows:

               SECTION 7.23 Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or properties of any Loan Party or any of its Subsidiaries or the Collateral as the Administrative Agent or any Lender Party (through the Administrative Agent) may from time to time reasonably request."

         (q) Section 8.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

         "SECTION 8.1. Minimum EBITDA. Maintain for each period set forth below EBITDA at not less than the respective amounts set forth below:


   YEAR TO DATE PERIOD ENDING                   MINIMUM EBITDA
   --------------------------                   --------------

         March 31, 2003                          $ 1,161,000
          June 30, 2003                          $ 3,517,000
       September 30, 2003                        $ 6,169,000
       December 31, 2003                         $ 9,211,000

 FOUR FISCAL QUARTERS ENDING

         March 31, 2004                          $17,000,000
          June 30, 2004                          $17,500,000
       September 30, 2004                        $17,500,000
       December 31, 2004                         $18,000,000
         March 31, 2005                          $18,000,000
          June 30, 2005                          $18,000,000
       September 30, 2005                        $18,500,000
       December 31, 2005                         $18,500,000
         March 31, 2006                          $18,500,000
  June 30, 2006 and thereafter                   $20,000,000"


         (r) Section 8.2 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

         "SECTION 8.2. Ratio of Consolidated Debt to EBITDA. Maintain as of the end of each fiscal quarter of the Borrower a Ratio of Consolidated Debt to EBITDA for the most recently completed four fiscal quarters of the Borrower of not more than the ratio set forth below:


   FOUR FISCAL QUARTERS ENDING                          RATIO
   ---------------------------                          -----

         March 31, 2003                                2.88:1
          June 30, 2003                                3.49:1


      September 30, 2003                              3.34:1
      December 31, 2003                               2.62:1
March 31, 2004 and thereafter                         1.50:1"

         (s) Section 8.3 is hereby amended by deleting such Section in its entirety and replacing it with the following:

         "SECTION 8.3 Interest Coverage Ratio. Maintain as of each date set forth below, a ratio of (i) EBITDA for the periods set forth below of the Borrower to (ii) Consolidated cash Interest Expense for such period of not less than the ratio set forth below for such period:


 YEAR TO DATE PERIOD ENDING                            RATIO
 --------------------------                            -----

         March 31, 2003                                3.23:1
          June 30, 2003                                4.50:1
       September 30, 2003                              4.50:1
       December 31, 2003                               4.50:1

 FOUR FISCAL QUARTERS ENDING

 March 31, 2004 and thereafter                         4.50:1"


         (t) Section 8.4 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

         "SECTION 8.4 Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter of the Borrower a ratio of (I) during 2003, EBITDA for the year to date as of the most recently completed fiscal quarter of the Borrower, less Capital Expenditures made by the Borrower and its Subsidiaries during such period, less the aggregate amount of federal, state, local and foreign taxes paid by the Borrower and its Subsidiaries in cash during such period, less cash dividends paid by the Borrower to the holders of its common stock during such period, to the (ii) sum of (x) cash interest payable by the Borrower and its Subsidiaries on all Debt during such period, plus (y) principal amounts of all Debt payable by the Borrower and its Subsidiaries during such period, of not less than the ratio set forth below for such period; and (II) as of March 31, 2004 and thereafter, EBITDA for the most recently completed four fiscal quarters of the Borrower, less Capital Expenditures made by the Borrower and its Subsidiaries during such period, less the aggregate amount of federal, state, local and foreign taxes paid by the Borrower and its Subsidiaries in cash during such period, less cash dividends paid by the Borrower to the holders of its common stock during such period, to the (ii) sum of (x) cash interest payable by the Borrower and its Subsidiaries on all Debt during such period, plus (y) principal amounts of all Debt payable by the Borrower and its Subsidiaries during such period, of not less than the ratio set forth below for such period:


   YEAR TO DATE PERIOD ENDING                           RATIO
   -------------------------                            -----
         March 31, 2003                                 .53:1
          June 30, 2003                                 .84:1
       September 30, 2003                              1.00:1
       December 31, 2003                               1.25:1

 FOUR FISCAL QUARTERS ENDING

         March 31, 2004                                1.25:1
          June 30, 2004                                1.25:1
       September 30, 2004                              1.25:1
       December 31, 2004                               1.25:1
         March 31, 2005                                1.00:1
          June 30, 2005                                1.00:1
       September 30, 2005                              1.00:1
       December 31, 2005                               1.00:1
 March 31, 2006 and thereafter                         1.25:1"


         SECTION 2. Conditions Precedent. This Amendment shall become effective on the date on which the following conditions have been satisfied:

               (a) Schedules; Delivery. The Borrower shall have provided to the Administrative Agent, a schedule of each: (i) all existing Events of Default, with a description of each, acceptable to the Administrative Agent in its sole discretion and which schedule shall be annexed as
          Schedule 9 hereto; (ii) Disclosed Litigation which schedule shall be annexed as Schedule 3.1(e) hereto; and (iii) non-competition agreement(s) in effect and the dates and amounts of all required payments thereunder, which schedule shall be annexed as Schedule II hereto.

               (b) Officer Loan Documentation; Delivery. The Borrower shall have delivered to the Administrative Agent, in respect of each officer loan set forth on Schedule __, the original note evidencing such loan together with an allonge executed by the payee to the Administrative Agent, for the benefit of the Lenders

               (c) Amendment Fee. The Borrower shall pay a fee to the Administrative Agent, for the benefit of the Lenders which shall be the amount of 2.0% of the aggregate amount of (A) the Revolving Credit Facility plus (B) the Advances outstanding under the Term Facilities, as of the Amendment Closing Date which shall amount to $601,048.41 (the "Amendment Fee"). The Amendment Fee shall be deemed fully earned as of the Amendment Closing Date and due and payable in three installments as described below. The first installment (as described below) of the Amendment Fee shall be distributed to each approving Lender as follows: (i) if unanimous approval, then to each Lender in accordance with its Commitment percentage or (ii) if not unanimous approval, then to each approving Lender in an amount equal to the product of (A) .25% multiplied by (B) the aggregate amount of the Commitments multiplied by a fraction (x/y) of which (x) is that Lender's Commitment percentage over (y) the total Commitment percentage of all approving Lenders. The second and third installments of the Amendment Fee will be distributed to each Lender on a pro rata basis.

               The Amendment Fee shall be payable in installments, in immediately available funds, by the Borrower as follows: (i) $150,262.10 on the Amendment Closing Date, (ii) (A) no further installment shall be due and the balance of the Amendment Fee shall be waived if the Borrower shall have paid in full all Obligations on or before September 30, 2003 or (B) $75,131.05 on September 30, 2003, in the event that the Borrower shall have achieved the Documentation Benchmark (with a corresponding waiver of $75,131.05), or (C) in the event the conditions in (A) or (B) are not met, $150,262.10 on September 30, 2003, and (iii) (A) no further installment shall be due and the balance of the Amendment Fee shall be waived if the Borrower shall have paid in full all Obligations on or before December 31, 2003 or (B) otherwise, $300,524.20 on December 31, 2003.

               (d) Legal and Professional Fees. The Borrower shall have paid to the Administrative Agent and the Lenders all legal and professional fees and expenses incurred by the Administrative Agent and the Lenders in connection with the preparation, negotiation and execution of the Amendment and any documents required to be furnished herewith, including but not limited to all current and previously outstanding legal and professional fees, as set forth in the fees and expenses letter delivered to the Administrative Agent on the Amendment Closing Date.

               (e) Waivers. The Administrative Agent and the Required Lenders hereby waive each and every default and existing Events of Default, which defaults and Events of Default are listed in the exhibit attached hereto as Exhibit "A." This waiver shall be effective exclusively for the defaults and Events of Default set forth in Exhibit "A."

               (f) Corporate Authority. All corporate action necessary for the valid execution, delivery and performance by the Borrower and the Parent shall have been duly and effectively taken, and evidence thereof satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

               (g) Executed Documentation. This Amendment shall have been duly executed and delivered by the Borrower, each other Loan Party, the Administrative

          Agent, the Required Lenders and Revolving Credit Lenders holding greater than 50% of the aggregate Revolving Credit Commitments and shall be in full force and effect.

         SECTION 3. Agreements

               (a) Capital Event; Application of Prepayments. The Borrower shall use its best efforts to consummate the Capital Event on or before December 31, 2003. The Administrative Agent shall apply the Net Cash Proceeds of the Capital Event pursuant to Section 2.6(b).

               (b)  Professional Financial Consultant.

               Notwithstanding any provision to the contrary in the Credit Agreement, the Borrower acknowledges that NachmanHaysBrownstein, Inc. (the "Professional Financial Consultant") has been retained by counsel to the Administrative Agent as their sole choice to assist the Administrative Agent in the review of the Borrower's business plan, projections results of operations and such other matters as the Administrative Agent may require, including but not limited to the preparation of a comprehensive business and financial analysis of the Borrower, which shall be acceptable in form and substance to the Administrative Agent. The Borrower shall, cooperate with the Professional Financial Consultant, including but not limited to the full disclosure of all pertinent financial information and full access to (x) all books and records of the Borrower and (y) the Borrower's premises locations and related facilities and equipment. The failure of the Borrower to (i) provide the Professional Financial Consultant with such cooperation and access, or (ii) pay in full the invoiced professional fees and disbursements of the Professional Financial Consultant, shall constitute an Event of Default under the Credit Agreement.

               (c)  Additional Business Advisors.

               Notwithstanding any provision to the contrary in the Credit Agreement, within seven (7) days after due notice of a request by the Administrative Agent, the Borrower shall retain the following:

               (i) a professional financial and operations consulting firm (the "Professional Business Consultant") which Professional Business Consultant shall be chosen by the Borrower from a list of such firms to be provided by the Administrative Agent, acceptable to the Agent and the Required Lenders, and which shall specialize in (i) the prompt identification of emergent material financial and operational matters affecting the viability of Borrower's business which require immediate rectification ("Emergent Matters"), (ii) the formulation of a plan setting forth the analysis and proposed resolution of the Emergent Matters (the "Emergent Matters Business Plan"), and (iii) the implementation of the Emergent Matters Business Plan prepared thereby. The Borrower shall authorize the Professional Business Consultant to communicate directly with the Administrative Agent and the Lenders and to furnish the Administrative Agent and the Lenders with such information as they may reasonably request. The Professional Business Consultant shall report directly to the board of directors of the Borrower.

               The Borrower shall provide the Administrative Agent and the Lenders with full access to the personnel and work papers of the Professional Business Consultant. The Borrower shall cooperate with the Professional Business Consultant, including but not limited to the full disclosure of all pertinent financial information and full access to (x) all books and records of the Borrower and (y) the Borrower's premises locations and related facilities and equipment. The failure of the Borrower to (i) retain the Professional Business Consultant as requested by the Administrative Agent, (ii) provide the Professional Business Consultant with such cooperation and access, or (ii) pay in full the invoiced professional fees and disbursements of the Professional Business Consultant, shall constitute an Event of Default under the Credit Agreement.

               The Borrower agrees to continue to retain the Professional Business Consultant until the Obligations are paid in full or until the Administrative Agent shall determine in its sole discretion that the retention of the Professional Business Consultant shall no longer be required hereunder and shall notify the Borrower in writing of such determination. The termination of the Professional Business Consultant by the Borrower without cause and the failure to replace same with a substitute firm acceptable to the Administrative Agent within fifteen
          (15) days shall constitute an Event of Default under the Credit Agreement; and/or

               (ii) a strategic advisory firm (the "Strategic Advisor") which shall be selected from a list of such firms to be provided by the Administrative Agent, and retained on such terms as are reasonably acceptable to the Administrative Agent and the Required Lenders for the purpose of the development and presentation of strategic alternatives for the Borrower's business sufficient to consummate a Capital Event no later than December 31, 2003. The Borrower shall, cooperate with the Strategic Advisor, including but not limited to the full disclosure of all pertinent financial information and full access to all books and records of the Borrower. The failure of the Borrower to (a) retain the Strategic Advisor as requested by the Administrative Agent or (b) provide the Strategic Advisor with such cooperation and access shall constitute an Event of Default under the Credit Agreement.

               Upon request, the Administrative Agent, the Lenders and their attorneys and advisors, including but not limited to the Professional Financial Consultant shall be provided reasonable access to the Strategic Advisor and shall receive copies of all information provided to or from the Strategic Advisor.

               (d)  Monthly Status Conferences.

               No later than five (5) days after the required date of submission of the monthly financial statements pursuant to Section 7.2 and Cash Flow Forecast pursuant to Section 7.23, the Borrower shall schedule monthly informational teleconferences ("Teleconference(s)") with the Strategic Advisor, the Administrative Agent and the Lenders (during business hours to be announced) to permit the Administrative Agent and the Lenders, and their Professional Financial Consultant to review and discuss with the Strategic Advisor, the Professional Business Consultant (if applicable) and the Borrower (i) the monthly financial statements and Cash Flow Forecast, (ii) the status of the development and presentation of strategic alternatives for the Borrower's business sufficient to consummate a Capital Event no later than December 31, 2003, and (iii) all other material business issues. The failure of the Borrower to comply with the terms of this section shall constitute an Event of Default.

               (e) Account Control Agreement. No later than sixty (60) days after the Amendment Closing Date, the Borrower shall have executed and delivered to the Administrative Agent an account control agreement and related documents in form and substance acceptable to the Administrative Agent in its sole discretion, in respect of all deposit accounts. The failure of the Borrower to deliver such account control agreement and related documents in accordance with the terms of this section shall constitute an Event of Default.

         SECTION 4. Loan Documentation. The Borrower shall cooperate with the Administrative Agent to cure any documentation deficiency and shall provide the Administrative Agent with all documentation reasonably required by the Administrative Agent.

         The Borrower agrees to execute any and all documentation reasonably required by the Administrative Agent to reaffirm the effectiveness, enforceability and accuracy of the terms and conditions of each Facility Document.

         SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agents and the Lenders as follows:

               (a) Representations and Warranties in the Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct in all material respects as of the date when made and continue to be true and correct in all material respects on the date hereof except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not or are not reasonably expected to have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date.

               (b) Authority, Etc. The execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby (i) are within the corporate powers of the Borrower and the Parent and have been duly authorized by all necessary corporate action on the part of such Persons, (ii) do not require any approval or consent of or filing with, any governmental agency or authority other than those already obtained or where failure to do so would not reasonably be expected to have a Material Adverse Effect on any of the Borrower, the Parent or any of their respective Subsidiaries, or on the enforceability of any of the Loan Documents, including, without limitation, this Amendment, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Parent the Borrower or any of their respective Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Parent the Borrower or any of their respective Subsidiaries, except such conflicts, breaches or contraventions that would not have a Material Adverse

          Effect on the enforceability of the Loan Documents, including, without limitation, this Amendment, (iv) do not conflict with any provision of the corporate charter or bylaws of the Parent, the Borrower or any of their respective Subsidiaries, (v) do not conflict with, or result in a breach of any material term, covenant or provision of, or constitute a default under any agreement, trust deed, indenture, mortgage, or other instrument to which the Parent, the Borrower or any of their respective Subsidiaries is a party or by which the Parent, the Borrower or any of their respective Subsidiaries or any of their properties is bound or affected or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any property of the Parent, the Borrower or any of their respective Subsidiaries.

               (c) Enforceability of Obligations. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Parent and the Borrower enforceable against the Parent and the Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

               (d) No Default. No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will exist, in each case upon the effectiveness of this Amendment.

         SECTION 6. Ratification, No Other Amendments, Etc.

               (a) Ratification Etc. Except as expressly amended hereby, the Credit Agreement, and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Amendment, shall be read and construed as a single agreement.

               (b) No Other Amendment. Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. Nothing contained in this Amendment (i) shall be construed to imply a willingness on the part of the Administrative Agents or the Required Lenders to grant any similar or other future amendment of any of the terms and conditions of the Credit Agreement or the other Loan Documents and (ii) shall in any way prejudice, impair or effect any rights or remedies of the Administrative Agents or the Lenders (other than as expressly amended herein) under the Credit Agreement or the other Loan Documents.

         SECTION 7. Execution in Counterparts; Delivery by Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument. This Amendment, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each party forever waives such defense. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

         SECTION 8. Release of the Administrative Agent and the Lenders. By execution of this Amendment, Borrower acknowledges and confirms that, as of the date hereof, they do not have any offsets, defenses or claims against the Administrative Agent, Lenders, or any of their officers, agents, representatives, directors or employees whether asserted or unasserted in connection with the Loan Documents or the transactions contemplated by this Amendment. To the extent that they may have such offsets, defenses or claims in connection with the Loan Documents, the Borrower and each of their respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, representatives, heirs, executors, as applicable, jointly and severally, release and forever discharge the Administrative Agent, Lenders, their subsidiaries, affiliates, officers, directors, employees, representatives, agents, attorneys, successors and assigns, both present and former (collectively the "Lenders' Affiliates") of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity which arise under, in connection with, or are related to such offsets, defenses or claims in connection with the Loan Documents against the Administrative Agent, Lenders and/or Lenders' Affiliates they ever had or now have upon or by reason of any manner, cause, causes or thing whatsoever, including, without limitation, any such offset, defense or claim presently existing.

         SECTION 9. Miscellaneous. THIS AMENDMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAWss.5-1401, FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK, EXCLUSIVE OF LAWS APPLICABLE TO CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                               IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.

                               PRIVATE BUSINESS, INC.

                               By: /s/ Gerard M. Hayden, Jr.
                                  --------------------------------
                               Name: Gerard M. Hayden, Jr.
                               Title: Chief Financial Officer


                               PRIVATE BUSINESS INSURANCE, INC.
                               PRIVATE BUSINESS CAPITAL, INC.
                               PRIVATE PROCESSING, INC.
                               TOWNE SERVICES, INC.
                               BANKING SOLUTIONS, INC.
                               BSI ACQUISITION CORP.
                               IMAGING INSTITUTION, INC.
                               FORSEON CORPORATION




                               By: /s/ Gerard M. Hayden, Jr.
                                  --------------------------------
                               Name: Gerard M. Hayden, Jr.
                               Title: Chief Financial Officer



                               FLEET NATIONAL BANK,
                               as Issuing Bank,
                               as Swing Line Bank,
                               as Administrative Agent and
                               as a Lender




                               By: /s/ Andrew J. Maidman
                                  --------------------------------
                               Name: Andrew J. Maidman
                               Title: Vice President



                       [SIGNATURES CONTINUE ON NEXT PAGE]

CITIZENS BANK OF MASSACHUSETTS,
as a Lender



By: /s/ Lawrence E. Jacobs
   ----------------------------
   Name: Lawrence E. Jacobs
   Title: Vice President



ING PRIME RATE TRUST,
as a Lender

By: ING Investments, LLC
    as its investment manager

By: /s/ Curtis F. Lee
   ----------------------------
   Name: Curtis F. Lee
   Title: Senior Vice President



LASALLE BANK NATIONAL ASSOCIATION,
as a Lender



By: /s/ Kent Hammerstrom
   ----------------------------
   Name: Kent Hammerstrom
   Title: Group Senior Vice President



CREDIT LYONNAIS NEW YORK BRANCH,
as a Lender



By: /s/ A. Averbulch
   ----------------------------
   Name: A. Averbulch
   Title: Vice President


                       [SIGNATURES CONTINUE ON NEXT PAGE]

Each of the undersigned Guarantors hereby acknowledges and consents to the foregoing Amendment dated as of April 11, 2003, and agrees that the Subsidiary Guaranty dated as of the date of its execution from each of the undersigned Guarantors remains in full force and effect, and each of the Guarantors confirms and ratifies all of its obligations thereunder. PRIVATE BUSINESS INSURANCE, INC.



                                             PRIVATE BUSINESS CAPITAL, INC.
                                             PRIVATE PROCESSING, INC.
                                             TOWNE SERVICES, INC.
                                             BANKING SOLUTIONS, INC.
                                             BSI ACQUISITION CORP.
                                             IMAGING INSTITUTION, INC.
                                             FORSEON CORPORATION



                                             By: /s/ Gerard M. Hayden, Jr.
                                                ---------------------------
                                                Name: Gerard M. Hayden, Jr.
                                                Title: Chief Financial Officer